Filed Under Rule 433, Registration Statement No. 333-200440
Pricing Supplement No. 485 Dated Monday, December 1, 2014
(To: Prospectus Dated November 21, 2014 , as supplemented by Prospectus Supplement Dated November 21, 2014)

CUSIP Number	Selling Price	Gross Concession	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
36966TLD2	100%	1.350%	Fixed	2.125%	SEMI-ANNUAL	12/15/2020	06/15/2015	$10.86	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/15/2020.
The GE Capital InterNotes will be subject to redemption at the option of General Electric Capital Corporation, in whole or in part, on 09/15/2020 at a redemption price equal to 100.000% of the GE Capital InterNotes so redeemed, plus accrued interest thereon, if any, subject to the notice provisions set forth in the indenture.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

General Electric Capital Corporation
Offering Dates: Monday, December 1, 2014 through Monday, December 8, 2014
Trade Date: Monday, December 8, 2014 @12:00 PM ET
Settlement Date: Thursday, December 11, 2014
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: BofA Merrill Lynch, Incapital LLC, Citigroup, Morgan Stanley, Wells Fargo Advisors, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of General Electric Capital Corporation.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated November 21, 2014 to Prospectus Dated November 21, 2014